Exhibit 99.1

Contacts:	Media	Investors
	Stephen Cohen	Joyce Arpin
	(212) 886-9332	(702) 880-4707

Caesars Entertainment Announces Completion of $265 Million Add-On Term Loan Facility

and Redemption of Chester Downs Notes

LAS VEGAS, Dec. 18, 2017 – Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment”, “the Company”) today announced that its subsidiary CEOC, LLC (“CEOC”) successfully completed its previously announced $265 million incremental term loan facility (the “Incremental Term Loan”) as an add-on to CEOC’s existing $1.435 billion of senior secured credit facilities. The existing facility includes a $1.235 billion seven-year senior secured term loan facility and an undrawn $200 million five-year senior secured revolving credit facility.

The Incremental Term Loan was offered at par and has the same terms as the existing term loans outstanding under CEOC’s existing Credit Agreement, dated as of October 6, 2017, including the same applicable interest rate at the London Interbank Offered Rate (“LIBOR”) plus 250 basis points and the same October 6, 2024 maturity date. CEOC used the net cash proceeds from the Incremental Term Loan together with cash on hand to redeem all of the outstanding senior secured notes issued by CEOC’s subsidiaries Chester Downs and Marina, LLC, the owner of Harrah’s Philadelphia Casino and Racetrack, and Chester Downs Finance Corp.

“The closing of the add-on term loan reduces our annual interest expense by $20 million,” said Mark Frissora, President and Chief Executive Officer. “We expect those savings to reach a total of $290 million upon completion of other recently announced refinancing activities.”

About Caesars Entertainment Corporation

Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Caesars Entertainment is mainly comprised of the following three entities: the wholly owned operating subsidiaries CEOC, LLC, Caesars Entertainment Resort Properties, LLC and Caesars Growth Partners, LLC. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Forward Looking Information

Statements in this release regarding expected interest expense savings are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual interest expense savings of Caesars Entertainment may differ materially from what is implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, factors described from time to time in Caesars Entertainment’s reports filed with the Securities and Exchange Commission, the effects of local and national economic, credit, and capital market conditions and Caesars Entertainment’s ability to consummate the transactions referenced herein.

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